EXHIBIT 99.1


                              ZEMEX CORPORATION

                                 NEWS RELEASE
                            FOR IMMEDIATE RELEASE


                              ZEMEX CORPORATION
                              ANNOUNCES PROPOSED
                        TAKE-OVER BID FOR INMET SHARES


TORONTO, CANADA -- MAY 19, 1998 -- ZEMEX CORPORATION (NYSE:ZMX) announced today that it intends to make a take-over bid to purchase all of the issued and outstanding shares of Inmet Mining Corporation ("Inmet") (TSE:IMN) at a price of Cdn. $5.00 per share, representing a premium of approximately 15% over the price of Inmet's common shares on The Toronto Stock Exchange on Tuesday, May 19, 1998. The offer will be formalized and submitted upon the closing of the recently announced transaction of Inmet's interest in the Antamina property, which is scheduled to close on June 5, 1998. Zemex's offer will be subject to usual conditions, including receiving 90% of the issued and outstanding shares of Inmet. Zemex has received a financability letter from its commercial bankers supporting the proposed transaction.

Zemex recently acquired approximately 4,000,000 common shares of Inmet, representing approximately 3.9% of the issued and outstanding shares of Inmet.

Richard L. Lister, President and Chief Executive Officer of Zemex, stated "We have been reviewing the assets of Inmet for a period of time and believe that they could be of greater value than perceived in the marketplace today."

Zemex is a diversified producer of industrial minerals, specialty products and metal powders and, through its Alumitech division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates eighteen facilities and several mine sites across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout North America and worldwide.

Zemex, through its wholly-owned subsidiary, Zemex Industrial Minerals, is the largest North American supplier of feldspar and the dominant worldwide producer of phlogopite mica. In addition, it is also a significant producer of muscovite mica, talc, clay, barytes, and industrial sands; its products are primarily directed to the ceramic, plastic and coatings


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markets. Zemex, through its Pyron division, supplies a broad range of ferrous and non-ferrous metal powder products for the friction and powdered metallurgical industries.

Through its Alumitech division, Zemex has created and patented an environmentally friendly process that converts aluminum waste by-products into commercially saleable industrial products. Alumitech is the industry leader in the development of alternative uses for aluminum dross and saltcake waste by-products.

Zemex has retained Newcrest Capital Inc. of Toronto to act as its financial advisor and to form a soliciting dealer group to solicit acceptance of its bid.

For further information, please contact:

                              Richard L. Lister
                              President and Chief Executive Officer
                              (416) 365-5667

                              Allen J. Palmiere
                              Vice President and Chief Financial Officer
                              (416) 365-8091

This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding post-transaction performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.


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